Exhibit 11

                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                 Computation of Earnings Per Common Share (EPS)
                      (in thousands, except per share data)

                                                                            Three Months Ended
                                                                                  March 31,
                                                                          ------------------------
                                                                            2001            2000
                                                                          -------          -------

Basic Earnings:
    Net income                                                            $18,044          $14,393
                                                                          =======          =======
    Shares
      Weighted average number of common
          shares outstanding                                               92,422           91,599
                                                                          =======          =======

          Basic earnings per common share                                 $  0.20          $  0.16
                                                                          =======          =======

Diluted Earnings (a):
    Net income                                                            $18,044          $14,393
                                                                          =======          =======
    Shares
      Weighted average number of common
          shares outstanding                                               92,422           91,599
      Additional shares assuming conversion of
          stock options and stock warrants (b)                                748                -
                                                                          -------          -------
      Weighted average common shares outstanding,
           as adjusted                                                     93,170           91,599
                                                                          =======          =======

          Diluted earnings per common share                               $  0.19          $  0.16
                                                                          =======          =======



(a) The $345.0 million of Convertible Debentures which are convertible into 8.7 million shares at $39.60 per share were outstanding during the three months ended March 31, 2001 and 2000, but were not included in the computation of diluted EPS because the impact was anti-dilutive.

(b) During the three months ended March 31, 2001 and 2000, the antidilutive effect associated with 1.6 million and 6.1 million options, respectively, as well as 2.3 million and 2.5 million warrants, respectively, were excluded from the computation of diluted earnings per share, since the exercise price of these options and warrants was greater than the average market price of the Company's common stock during these periods.